Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (this “Agreement”) is made and entered into as of January 6, 2009 (the “Execution Date”), by and between ACCELRYS, INC., (the “Company”) and Mark J. Emkjer (the “Executive”).

RECITALS

WHEREAS, Executive wishes to resign as President and Chief Executive Officer of the Company and to resign as a member of the Company’s Board of Directors effective January 5, 2009 and to resign as an employee of the Company effective February 1, 2009, and the Company wishes to accept such resignation;

WHEREAS, the parties hereto desire to set forth the terms and conditions upon which Executive’s employment with the Company will terminate effective as of the Execution Date.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Termination of Employment. The parties acknowledge and agree that effective as of the Execution Date: (i) Executive has resigned, and the Company has accepted Executive’s resignation, as a member of the Company’s Board of Directors and as the Company’s President and Chief Executive Officer; (ii) that certain Employment Agreement, dated as of May 21, 2006, by and between the Company and Executive (the “Employment Agreement”) shall be deemed terminated, superseded and replaced in its entirety by this Agreement; and (iii) neither the Company nor Executive shall have any rights, duties, obligations or liabilities under the Employment Agreement, which shall be deemed null and void and of no further force or effect. Notwithstanding the foregoing, Executive shall remain as an employee “at will” with the Company through January 31, 2009, during which time Executive shall continue to report to the Board of Directors of the Company and shall provide such services and perform such tasks as are reasonably requested by the Board of Directors of the Company or its designee; provided, however, that effective February 1, 2009, Executive hereby resigns from the Company as an employee of the Company.

2. SEPARATION PAYMENTS; TAX MATTERS.

2.1 Severance Payments.

(a) Subject to the terms of this Agreement, in consideration of Executive’s release of claims against the Company pursuant to Section 3 of this Agreement and Executive’s covenants set forth in Sections 4 and 5 of this Agreement, the Company shall: (i) pay to Executive, on February 1, 2009, a lump-sum amount equal to $315,000 (less applicable withholdings); (ii) pay to Executive, each month for a period of twelve (12) months following February 1, 2009 (as defined below), an amount equal to $140,000 (less applicable withholdings), the first payment of which shall be made on February 15, 2009 and all payments of which shall be made in accordance with the Company’s regular payroll practices; and (iii) reimburse or otherwise pay Executive’s Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) payments for medical and dental insurance under the Company’s applicable plans for the lesser of (x) twenty four (24) months from January 31, 2009 or (y) the date upon which Executive becomes eligible for medical coverage from a new employer, provided that Executive shall notify the Company no later than fifteen (15) days after becoming eligible for such coverage. The payments and benefits referenced in clauses “(i)” through “(iii)” of the previous sentence are referred to herein as the “Severance Payments”.

(b) Each of the parties expressly acknowledges and agrees that: (i) absent the terms of this Agreement, Executive would not otherwise be entitled to receive any of the Severance Payments in connection with Executive’s termination by way of resignation; and (ii) in the event that Executive materially breaches any provision of Sections 3, 4 or 5 of this Agreement, Executive’s rights to receive any remaining Severance Payments pursuant to Section 2.1(a) shall immediately terminate and Executive shall no longer be entitled to receive any such remaining Severance Payments.

2.2 Accrued Salary and Vacation; Equity. On January 31, 2009, the Company shall pay to Executive all accrued but unpaid salary and all accrued but unused paid time off and vacation benefits earned through January 31, 2009, if any (collectively, the “Required Payment”). Each of the parties expressly acknowledges and agrees that the Required Payment is being made to Executive in accordance with applicable laws and regulations and that Executive would be entitled to receive the Required Payment regardless of whether or not Executive enters into this Agreement. Executive acknowledges and agrees that on January 31, 2009 all vesting under stock options, restricted stock or any other equity awards shall cease, and Executive shall only be entitled to exercise vested equity awards and only in accordance with their terms.

2.3 Section 409A Compliance. Notwithstanding anything to the contrary contained herein, no portion of the Severance Payments will be paid during the six (6) month period following the date of separation from service unless the Company reasonably determines that paying such portion immediately following the termination of Executive’s employment would not result in the imposition of any tax under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), in which case such portion shall be paid in accordance with Section 2.1(a). If any portion of the Severance Payments is not paid to Executive in accordance with Section 2.1(a) as a result of the previous sentence, on the first day following such six (6) month period, the Company will pay to Executive a lump-sum amount equal to the cumulative portions of the Severance Payments that were not, but would have otherwise been, paid to Executive during such six-month period pursuant to Section 2.1(a). Thereafter, Executive will receive the remaining Severance Payments in accordance with Section 2.1(a).

2.4 Taxes. Executive will be responsible for the payment of any tax liability incurred as a result of this Agreement. The Company may withhold tax on any payments or benefits provided to Executive pursuant to this Agreement as required by law or regulation. Executive is solely responsible and liable for the satisfaction of all taxes and penalties that may arise under Section 409A of the Code, and the Company shall not have any obligation to indemnify or otherwise hold Executive harmless from any or all of such taxes. The Company shall have the sole discretion to interpret the requirements of the Code, including Section 409A, for purposes of this Section 2.4, but shall only act in accordance with written advice from its accountants and attorneys.

3. RELEASE OF CLAIMS.

3.1 Release. Effective as of the date that is eight (8) days after the Execution Date (the “Effective Date”), Executive irrevocably and unconditionally releases any and all Released Claims (as defined below) that Executive may have against: (i) the Company; (ii) each of the Company’s current and former parents, subsidiaries, related companies, partnerships or joint ventures; (iii) with respect to each of parties listed in the foregoing clauses “(i)” and “(ii)”, such party’s predecessors and successors; or (iv) with respect to each of the parties listed in the foregoing clauses “(i)”, “(ii)” and “(iii)”, all of such party’s past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs) and any other persons acting by, through, under or in concert with any of such persons or entities and their successors (each, a “Company Released Party” and, collectively, the “Company Released Parties”).

3.2 Released Claims. For purposes of this Agreement, the term “Released Claims” shall include, to the fullest extent permitted by applicable law, all known and unknown claims, promises, causes of action or similar rights of any type (“Claims”) that Executive may have arising under the Employment Agreement, the Company’s Fiscal Year 2009 Management Incentive Plan, any federal, state or local laws (including statutes, regulations, other administrative guidance and common law doctrines), including, without limitation, the following: the Age Discrimination in Employment Act (the “ADEA”) and Executive Order 11,141; Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, and Executive Order 11,246; the Equal Pay Act, the Americans With Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973; California state laws that prohibit discrimination in employment based on disability, race, creed, color, national origin, ancestry, age, marital status, affectional or sexual orientation, sex or military status; and any other federal, state, or local laws that prohibit discrimination in employment; the Employee Retirement Income Security Act of 1974; the Fair Labor Standards Act of 1938; the Family and Medical Leave Act of 1993; and any other federal laws relating to employment. In connection with this Section 3, Executive expressly acknowledges that some examples of

Released Claims include, without limitation: (i) Claims that in any way relate to or arose during Executive’s employment with the Company, or the termination of such employment, such as Claims for compensation, bonuses, commissions, lost wages or unused accrued vacation or sick pay; (ii) Claims that in any way relate to the design or administration of any “employee welfare benefit plan” maintained by the Company; and (iii) any Claims to attorneys’ fees or other indemnities (such as under the Civil Rights Attorneys’ Fees Act), with respect to the Released Claims, except as expressly provided in this Agreement.

3.3 Unknown Claims. Executive expressly acknowledges and agrees that: (i) Executive has been advised and understands that the Released Claims may include Claims that Executive does not currently know about (“Unknown Claims”); (ii) Executive knowingly and voluntarily intends to grant the release of such Unknown Claims as Released Claims although Executive recognizes that someday Executive might regret having done so; and (iii) Executive desires to assume the risk of releasing the Unknown Claims as Released Claims and acknowledges and agrees that the release set forth in this Section 3 shall remain effective in all respects in any such case. With full understanding of the potential consequences of Executive’s actions, to the fullest extent permitted by law, Executive expressly waives all rights Executive might have under any law that is intended to protect Executive from waiving Claims such as the Unknown Claims, including, without limitation, Section 1542 of the Civil Code of the State of California which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” Notwithstanding the foregoing, nothing in the release given by Executive under this Section 3 shall release any Claim Executive may have for any breach by a Company Released Party of this Agreement. Nothing herein releases the Company’s indemnification obligations to Executive pursuant to its certificate of incorporation, bylaws or any indemnification agreement with Executive.

3.4 ADEA Claims. Executive acknowledges and agrees that, prior to the Execution Date, Executive was advised, as required by the ADEA, that: (i) the release of the Released Claims pursuant to this Agreement does not apply to any Claims that may arise after Executive signs this Agreement; (ii) Executive had the right to consult, and should have consulted, with an attorney prior to executing this Agreement; (iii) Executive was entitled to a period of twenty-one (21) days to consider the release contained in this Agreement (although Executive may have chosen to voluntarily execute this release earlier); (iv) Executive will have seven (7) days following the execution of this Agreement to revoke such Agreement, in which event the Effective Date shall not occur and the Company shall have no obligation hereunder; and (v) this Agreement will not be deemed effective until the Effective Date.

4. NON-COMPETITION; NON-SOLICITATION; NON-DISPARAGEMENT.

4.1 Restrictions. In consideration of the payments made to Executive under Section 2.1(a), for a period commencing on February 1, 2009 and continuing for twenty-four (24) months thereafter, Executive shall not, directly or indirectly:

(a) be employed by, engaged in or participate in the ownership, management, operation or control of, or act in any advisory or other capacity (including as an individual, principal, agent, executive, consultant or otherwise) for, any Competing Entity which conducts its business within the Territory (as defined below); provided, however, that notwithstanding the foregoing, Executive may make solely passive investments in any Competing Entity, the common stock of which is “publicly held” and of which Executive shall not own or control, directly or indirectly, in the aggregate securities which constitute five percent (5%) or more of the voting power of such Competing Entity;

(b) solicit or divert any business or any customer or known prospective customer from the Company or assist any person or entity in doing so or attempting to do so;

(c) cause or seek to cause any person or entity to refrain from dealing or doing business with the Company or assist any person or entity in doing so;

(d) solicit for employment, or advise or recommend to any other person or entity that he, she or it employ or solicit for employment or retention as an employee or consultant, any person who is an employee of, or exclusive consultant to, the Company; or

(e) make any derogatory or disparaging statement(s) regarding the Company or its affiliates, directors or employees.

4.2 Definitions. For purposes of this Section 4:

(a) “Competing Entity” means any entity which is presently or hereafter engaged in any business of the type or character engaged in by the Company or any of its subsidiaries including, without limitation: (i) the business of developing, marketing or selling software programs which use molecular simulation or analysis to predict chemical or biological activities; (ii) the business of developing, marketing or selling software programs that store, manage or analyze chemical or biological information; or (iii) any business which is otherwise competitive with a business conducted by the Company or any of its subsidiaries.

(b) “Territory” means North America, Europe and Japan.

4.3 Exceptions. Notwithstanding anything to the contrary set forth in this Section 4, Executive may engage in the activities set forth in Section 4.1 with the prior written consent of the Company, which consent shall not be unreasonably withheld. Further, in determining whether a specific activity by Executive for a Competing Entity shall be permitted, the Company will consider, among other things, the nature and scope of: (i) the duties to be performed by Executive; and (ii) the business activities of the Competing Entity at the time of Executive’s proposed engagement by such entity.

4.4 Acknowledgement. Executive acknowledges and agrees that the covenants set forth in this Section 4 are reasonable and necessary in all respects for the protection of the Company’s legitimate business interests (including, without limitation, the Company’s confidential, proprietary information and trade secrets and client goodwill, which represents a significant portion of the Company’s net worth and in which the Company has a property interest). Notwithstanding anything to the contrary set forth in this Agreement: (i) if any provision set forth in this Section 4 is deemed invalid or unenforceable for any reason, it is the parties’ intention that such provision be equitably reformed or modified to the extent necessary (and only to such extent necessary) to render it valid and enforceable in all respects; and (ii) in the event that the time period and geographic scope referenced above is deemed unreasonable, overbroad, or otherwise invalid, it is the parties’ intention that the enforcing court shall reduce or modify the time period and/or geographic scope to the extent necessary (and only to such extent necessary) to render them valid and enforceable in all respects.

5. ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS OF EXECUTIVE. In connection with the transactions contemplated by this Agreement, Executive hereby represents, warrants and covenants to and for the benefit of the Company as follows:

5.1 Pursuit of Claims. (i) As of the Execution Date, Executive has not filed, initiated or prosecuted (or caused to be filed, initiated or prosecuted); (ii) as of the Effective Date, Executive shall not have filed, initiated or prosecuted (or caused to be filed, initiated or prosecuted); and (iii) following the Effective Date, Executive shall not file, initiate or prosecute (or cause to be filed, initiated or prosecuted), in each case of clauses “(i)” through “(iii)”, any lawsuit, complaint, charge, action, compliance review, investigation or proceeding with respect to any Released Claim, whether as a named plaintiff, class member or otherwise.

5.2 Ownership of Claims. As of the Execution Date, Executive has not assigned or transferred (or attempted to assign or transfer), and as of the Effective Date, Executive shall not have assigned or transferred (or have attempted to assign or transfer), any of the Released Claims to any third party.

5.3 No Admission of Liability. Executive acknowledges that neither the Company nor any of the other Company Released Parties believes, or has admitted, that it has committed any wrongdoing with respect to Executive, and Executive agrees that at no time following the Execution Date shall Executive assert that the release of Released Claims contained in this Agreement constitutes an admission of wrongdoing by the Company or any other Company Released Party.

5.4 Company Property. On January 31, 2009, unless otherwise authorized in writing by a member of the Board of Directors of the Company, Executive shall return to the Company all files, memoranda, documents, records, copies of the foregoing, keys, building passes, security passes, access or identification cards and any other property of the Company or any other Company Released Party that was in Executive’s control, provided that Executive may retain his computer, subject to his confidentiality obligations hereunder.

5.5 Confidential Information. Executive acknowledges that, during the term of Executive’s employment with the Company, Executive has gained knowledge of and had access to certain confidential and proprietary information of and relating to the Company and the other Company Released Parties (the “Confidential Information”). From and after the Execution Date, Executive agrees to hold in trust and confidence all such Confidential Information and Executive shall not disclose such Confidential Information to any third parties without the prior written consent of the applicable Company Released Party; provided, however, that nothing in this Section 5.6 shall prohibit Executive from making any disclosures to the extent legally required, provided that Executive notifies the Company in advance of any such required disclosure and permits the Company to take all steps it deems to be appropriate to prevent or limit such disclosure. Without limiting the generality of the foregoing, Executive further acknowledges and agrees that Executive shall remain bound by any agreement with the Company or any other Company Released Party, relating to the Confidential Information (or any portion thereof) or similar information, to which Executive is subject as of the Execution Date.

5.6 Implementation. Executive agrees that, at all times following the Execution Date, Executive shall sign any and all documents, certificates and other instruments, and take any and all other actions reasonably requested by the Company or any other Company Released Party, necessary to implement the terms of this Agreement.

6. MISCELLANEOUS.

6.1 Notices. Any notices or other communications required or permitted hereunder shall be given to the appropriate party at the address of such party specified to the other party on the Execution Date or at such other address as such party shall specify by ten (10) days advance written notice to the other party hereto. Such notice shall be in writing and shall be deemed given: (i) upon personal delivery; (ii) upon delivery by facsimile transmission with receipt confirmed if sent during normal business hours; if not, then on the next business day; (iii) if sent by certified or registered mail, postage prepaid, three (3) days after the date of mailing; or (iv) one (1) day after deposit with a nationally-recognized overnight courier, specifying next day delivery, with verification of receipt.

6.2 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of California as applied to contracts to be performed entirely within such state between California residents.

6.3 Injunctive Relief. The parties hereto acknowledge and agree that irreparable harm would occur in the event of any breach of this Agreement and that there is no adequate remedy at law for any breach of a party’s obligations hereunder (including money damages). Accordingly, the parties expressly agree that, upon any breach or threatened breach of this Agreement by any party, the other parties hereto shall be entitled to obtain injunctive relief, including specific performance, in addition to any available remedies at law, from any court of competent jurisdiction, wherever located, without the requirement of posting a bond.

6.4 Successors and Assigns. This Agreement shall bind the heirs, personal representatives, successors, assigns, executors, and administrators of each party, and inures to the benefit of each party, its agents, directors, officers, employees, heirs, successors and assigns.

6.5 Amendments. No amendments or additions to this Agreement shall be binding unless made in writing and signed by each of the parties hereto.

6.6 Severability. Except as expressly set forth in Section 4.4, if any provision of this Agreement is held to be unenforceable under applicable law, each such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

6.7 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein.

6.8 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile or electronic “.pdf” copies shall be equally as effective as delivery of an original executed counterpart of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this SEPARATION AGREEMENT AND RELEASE as of the Execution Date.

COMPANY:

ACCELRYS, INC.

/s/ Ken Coleman
Ken Coleman
Chairman, Board of Directors

EXECUTIVE:

/s/ Mark J. Emkjer
Mark J. Emkjer